Exhibit 24

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of Monmouth Real Estate Investment Corporation, do hereby constitute and appoint Eugene W. Landy, Anna T. Chew, and Cynthia J. Morgenstern, or either of them, as his or her attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him or her and in his or her name, place and stead, in his or her capacity as a director and/or officer of Monmouth Real Estate Investment Corporation, to sign any and all amendments to this Registration Statement (including post-effective amendments) and other documents in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed by the following persons in the capacities indicated on this 25th day of August, 2006.

/S/ EUGENE W. LANDY	/S/ SCOTT L. ROBINSON
Eugene W. Landy Chairman of the Board, President and Director (Principal Executive Officer)	Scott L. Robinson Director

/S/ CYNTHIA J. MORGENSTERN	/S/ PETER J. WEIDHORN
Cynthia J. Morgenstern Executive Vice President and Director	Peter J. Weidhorn Director

/S/ ANNA T. CHEW	/S/ STEPHEN B. WOLGIN
Anna T. Chew Chief Financial Officer (Principal Financial and Accounting Officer)	Stephen B. Wolgin Director

/S/ DANIEL D. CRONHEIM	/S/ NEAL HERSTIK
Daniel D. Cronheim Director	Neal Herstik Director

/S/ MATTHEW I. HIRSCH
Matthew I. Hirsch Director

/S/ SAMUEL A. LANDY
Samuel A. Landy Director